Exhibit 99.1
Amicus Therapeutics Announces Second Quarter 2011
Financial Results and Multiple Upcoming Milestones
Progress Continues with All Development Programs
CRANBURY, N.J., August 8, 2011 — Amicus Therapeutics (Nasdaq: FOLD), a biopharmaceutical company at the forefront of developing therapies for rare diseases, today announced financial results for the second quarter ended June 30, 2011. The Company also highlighted recent progress and upcoming milestones for its development programs, including its lead drug candidate Amigal™ (migalastat HCl) for Fabry disease.
Development Pipeline Progress and Upcoming Milestones
•	Phase 3 Amigal study (Study 011) expected to enroll last patient in 4Q11
•	Second Phase 3 Amigal study (Study 012) on track to treat first patient in 3Q11
•	Seventeen subjects continue Amigal treatment for more than three to four years in long-term Phase 2 extension study
•	Phase 2 (Study 013) preliminary results of Amigal co-administered with enzyme replacement therapy (ERT) on track for 4Q11
•	Phase 2 study (Study 010) of AT2220 (duvoglustat HCI) co-administered with ERT for Pompe disease on track to dose first patient in 3Q11
•	Preclinical proof-of-concept study results of AT3375 for Parkinson’s disease on target for 2H11
John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics said, “I am excited to return full-time as Chairman and CEO in the midst of positive momentum for our development programs and collaboration with GSK Rare Diseases. Our first Phase 3 study of Amigal is expected to complete enrollment in the fourth quarter. This will be a significant accomplishment given the study’s strict entry criteria, which we believe increases our potential for success. In addition, our solid financial position continues to support our development of pharmacological chaperones for co-administration with ERT and for neurodegenerative diseases. As we approach our milestones and continue the expansion of our technology, there are several opportunities for Amicus to create shareholder value.”
The Company also announced that its President, Matthew R. Patterson, expects to leave Amicus at the end of August to pursue other opportunities. Mr. Patterson served as Acting Chief Executive Officer from April to August, 2011.
“Matt has proven his ability to lead an organization at a pivotal stage of development,” added Crowley. “Although I will miss working alongside him, I am confident that Matt will achieve great success in his future endeavors.”
Second Quarter 2011 Financial Summary and 2011 Financial Guidance
As of June 30, 2011, cash, cash equivalents, and marketable securities totaled $83.0 million, compared to $93.8 million at March 31, 2011.
Total revenue was $4.0 million for the second quarter 2011, compared to no revenue in the prior year period. Total revenue consists of collaboration and research revenues recognized under the Company’s collaboration with GlaxoSmithKline (GSK). In October 2010, Amicus and GSK entered into an agreement pursuant to which GSK received an exclusive worldwide license to develop, manufacture and commercialize Amigal for the treatment of Fabry disease.
Research revenue for the second quarter 2011 was $2.4 million, and reflects payments received from GSK for shared development costs. Amicus and GSK are equally sharing development costs for Amigal in 2011, and GSK will be responsible for 75% of these costs in 2012 and beyond.

Collaboration revenue for the second quarter 2011 was $1.66 million, and reflects the recognized portion of the $33.2 million upfront payment received from GSK upon signing the agreement.
Total operating expenses in the second quarter 2011 were $18.8 million, compared to $12.7 million in the prior year period. The increase was primarily attributed to higher expenses for research and development and stock options.
Net loss attributable to common stockholders for the three months ended June 30, 2011 was $12.6 million, or $0.37 per share, compared to a net loss of $11.3 million, or $0.41 per share, for the same period in 2010. Weighted-average common shares outstanding were 34.5 million and 27.6 million for the three months ended June 30, 2011 and June 30, 2010, respectively.
2011 Financial Guidance
Amicus expects to spend a total of $50 million to $55 million on 2011 operating expenses, net of cost sharing and milestones related to the GSK collaboration and within its previously announced guidance range of $45 million to $55 million.
The current cash position, including anticipated payments from GSK in connection with the collaboration, is expected to be sufficient to fund the Company’s operations and capital expenditure requirements through at least the end of 2012.
Amigal for Fabry Disease: Phase 3 Global Registration Program
Amicus and its partner GSK are conducting two Phase 3 registration studies to support the global approval of Amigal for the treatment of Fabry disease. Both studies are evaluating Fabry patients with genetic mutations that may be addressable with Amigal monotherapy.
Study 011 is a six-month, randomized, double-blind, placebo-controlled study to support marketing applications to the U.S. Food and Drug Administration (FDA) and other regulatory agencies. Patient enrollment is ongoing at 37 centers worldwide, and the study is expected to achieve target enrollment in the fourth quarter.
During the third quarter, Amicus and GSK expect to dose the first patient in Study 012 to support the global approval of Amigal. Study 012 is a randomized, open-label, 18-month Phase 3 study to compare the safety and efficacy of Amigal and ERT. Approximately 50 male or female patients that are currently on ERT will be randomized (30 to switch to Amigal and 20 to remain on ERT). The primary outcome of efficacy will be renal function as measured by glomerular filtration rate (GFR).
Pharmacological Chaperone-ERT (PC-ERT) Co-Administration for Lysosomal Storage Disorders
The broader use of pharmacological chaperones co-administered with ERT represents an important extension of the Company’s chaperone technology platform. Results of preclinical studies in animal models of Fabry and Pompe diseases have consistently demonstrated that a pharmacological chaperone can selectively bind to and stabilize the infused ERT, prevent the loss of activity of ERT in the circulation, increase tissue uptake of the ERT, and increase substrate reduction over ERT alone.
Two Phase 2 PC-ERT co-administration studies are currently underway to build from these preclinical proof-of-concept results and potentially create a platform for expansion into other lysosomal storage disorders that are currently treated with ERT.
Phase 2 Amigal-ERT Co-Administration Study (013) for Fabry Disease
When co-administered with ERT, Amigal binds to the ERT, or the recombinant enzyme, so genetic mutations are not a factor. In the fourth quarter of 2011 Amicus plans to announce preliminary results from a Phase 2 co-administration study (Study 013) investigating drug-drug interactions between Amigal and ERT. After an initial ERT infusion, patients will return two weeks later to receive Amigal at one of two oral dose levels, prior to a second ERT infusion. The primary outcome measures will be safety and a comparison of the ERT activity in plasma, with and without co-administration of Amigal, in up to 18 male patients with Fabry disease.

Phase 2 AT2220-ERT Co-Administration Study (010) for Pompe Disease
The Company’s previous preclinical studies have demonstrated that AT2220 can selectively bind to and stabilize infused ERT, increase glycogen substrate degradation, and reduce immunogenicity. To further explore these findings, Amicus has initiated sites for a Phase 2 study (Study 010) of AT2220 co-administered with ERT in individuals with Pompe disease. Following the same principle as Study 013 for Fabry disease, Study 010 is on track to dose the first patient in the third quarter to investigate drug-drug interactions between AT2220 and ERT. The primary outcome measures will be safety and a comparison of the ERT activity in plasma, with and without co-administration of AT2220.
Pharmacological Chaperones for the Treatment of Parkinson’s Disease
Based on the observed genetic association between Parkinson’s and Gaucher disease, Amicus is developing AT3375, which is on track to complete late-stage preclinical proof-of-concept studies for Parkinson’s disease during the second half of this year. AT3375 is a pharmacological chaperone targeted at glucocerobrosidase (GCase), the enzyme deficient in Gaucher disease. Mutations in the GBA1 gene that encodes for the GCase enzyme are the most common genetic risk factor known for Parkinson’s disease. Gaucher carriers, who have one mutant copy of GCase, are approximately five times more frequent in the Parkinson’s disease population. In addition, Gaucher patients, who have two mutant copies of GCase, have an estimated 20-fold increased risk of developing Parkinson’s disease.
Conference Call and Webcast
Amicus Therapeutics will host a conference call and webcast today, August 8, 2011, at 5:00 P.M. ET to review financial results and provide a corporate update. Interested participants and investors may access the conference call at 5 p.m. ET by dialing 877-303-5859 (U.S./Canada) or 678-224-7784 (international).
An audio webcast can also be accessed via the Investors section of the Amicus Therapeutics corporate web site at http://www.amicustherapeutics.com, and will be archived for 30 days. Web participants are encouraged to go to the Web site 15 minutes prior to the start of the call to register, download and install any necessary software.
A telephonic replay of the call will be available for seven days beginning at 8 p.m. ET today. Access numbers for this replay are 855-859-2056 (U.S./Canada) and 404-537-3406 (international); participant code 88345873.
About Amicus Therapeutics
Amicus Therapeutics (Nasdaq: FOLD) is a biopharmaceutical company at the forefront of developing therapies for rare diseases. The Company is developing orally-administered, small molecule drugs called pharmacological chaperones, a novel, first-in-class approach to treating a broad range of diseases including lysosomal storage disorders and diseases of neurodegeneration. Amicus’ lead program Amigal™ (migalastat HCl) is in Phase 3 for the treatment of Fabry disease.
About Fabry Disease
Fabry disease is an inherited lysosomal storage disorder that is currently estimated to affect approximately 5,000 to 10,000 people worldwide. Fabry Disease is caused by deficiency of an enzyme called alpha-galactosidase A (alpha-Gal A). The role of alpha-Gal A within the body is to break down a complex lipid called globotriaosylceramide (GL-3). Reduced or absent levels of alpha-Gal A activity leads to the accumulation of GL-3 in the affected tissues, including the central nervous system, heart, kidneys, and skin. This accumulation of GL-3 is believed to cause the various symptoms of Fabry disease, including pain, kidney failure, and increased risk of heart attack and stroke.
About Pompe Disease
Pompe disease is an inherited lysosomal storage disorder that affects an estimated 5,000 to 10,000 individuals worldwide and is caused by deficiency in an enzyme called alpha-glucosidase (GAA). Pompe disease is clinically heterogeneous in the age of onset, extent of organ involvement, and rate of progression. The early onset form is most severe, progresses most rapidly, and is characterized by musculoskeletal, pulmonary, gastrointestinal, and cardiac symptoms that usually lead to death between one and two years of age. A high majority of patients develop the late onset form of Pompe disease between childhood and adulthood, which has a slower rate of progression and usually leads to progressive muscle weakness and respiratory insufficiency.

Forward-Looking Statements
This press release contains, and the accompanying conference call will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products, and the projected cash position for the Company, including achievement of development and commercialization milestone payments and sales royalties under our collaboration with GlaxoSmithKline. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans, including achievement of development and commercialization milestone payments and sales royalties under our collaboration with GlaxoSmithKline. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
CONTACTS:
Investors/Media:
Sara Pellegrino
spellegrino@amicustherapeutics.com
(609) 662-5044
FOLD–G

Table 1
Amicus Therapeutics, Inc.
(a development stage company)
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

					Period from
					February 4,
					2002
					(inception)
	Three Months		Six Months		to
	Ended June 30,		Ended June 30,		June 30,
	2010	2011	2010	2011	2011
Revenue:
Research revenue	$—	$2,380	$—	$6,686	$37,794
Collaboration revenue	—	1,660	—	3,320	54,242

Total revenue	—	4,040	—	10,006	92,036

Operating Expenses:
Research and development	8,137	11,618	17,026	22,743	237,507
General and administrative	4,020	6,720	7,945	11,122	104,491
Restructuring charges	—	—	—	—	1,522
Impairment of leasehold improvements	—	—	—	—	1,030
Depreciation and amortization	529	426	1,066	864	9,342
In-process research and development	—	—	—	—	418

Total operating expenses	12,686	18,764	26,037	34,729	354,310

Income/(loss) from operations	(12,686)	(14,724)	(26,037)	(24,723)	(262,274)
Other income (expenses):
Interest income	35	46	88	105	14,018
Interest expense	(55)	(41)	(137)	(89)	(2,274)
Change in fair value of warrant liability	1,391	2,078	1,595	(1,354)	(3,218)
Other income	—	—	—	70	231

Income/(loss) before tax benefit	(11,315)	(12,641)	(24,491)	(25,991)	(253,517)
Benefit from income taxes	—	—	—	—	1,834

Net Income/(loss)	(11,315)	(12,641)	(24,491)	(25,991)	(251,683)
Deemed dividend	—	—	—	—	(19,424)
Preferred stock accretion	—	—	—	—	(802)

Net Income/(loss) attributable to common stockholders	$(11,315)	$(12,641)	$(24,491)	$(25,991)	$(271,909)

Net Income/(loss) attributable to common stockholders per common share — basic and diluted	$(0.41)	$(0.37)	$(0.94)	$(0.75)

Weighted-average common shares outstanding — basic and diluted	27,623,297	34,530,693	25,956,366	34,514,947

Source: FOLD–G